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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

(DOLLARS IN THOUSANDS)

                                                    For the Year Ended December 31,
                                                     1999       1998         1997
                                                    -------    -------     --------

Loss before income tax benefit, minority
  interest and extraordinary loss                   (42,096)   (23,515)    (20,936)

Fixed Charges:

  Interest expense                                   31,201     20,688      20,759

  Interest portion of rental expense                    893        514         464

  Dividends on unconsolidated subsidiary                 --         67         101
                                                    -------    -------     -------
Earnings                                            (10,002)    (2,246)        388
                                                    =======    =======     =======

Fixed charges:

  Interest expense                                   31,201     20,688      20,759

  Interest portion of rental expense                    893        514         464

  Dividends on unconsolidated subsidiary                 --         67         101
                                                    -------    -------     -------
Total fixed charges                                  32,094     21,269      21,324
                                                    -------    -------     -------

Ratio of earnings to fixed charges                      n/a        n/a         n/a

Earnings inadequate to cover fixed charges:

     Total fixed charges                             32,094     21,269      21,324
     Earnings                                       (10,002)    (2,246)        388
                                                    -------    -------     -------
     Deficiency of earnings to fixed charges        (42,096)   (23,515)    (20,936)
                                                    =======    =======     =======